EXHIBIT 99.1

America’s Car-Mart Reports Fourth Quarter and Fiscal Year 2026 Results

ROGERS, Ark., July 14, 2026 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), today reported financial results for the fourth quarter and full year ended April 30, 2026.

Full Year Key Results (FY’26 vs. FY’25, unless otherwise noted)

  Total revenue of $1,281.5 million, down 7.9%; interest income increased 3.7% to $253.7 million
  Sales volumes declined 14.3% to 48,891 units, reflecting reductions in both the active dealership base and inventory purchases, partially offset by a 3.4% increase in the average retail sales price
  Gross profit per unit improved 1.0% to $7,442; gross margin percentage of 35.4% vs. 36.7%
  Total collections of $730.0 million, up 2.2% year-over-year
  Net charge-offs as a percentage of average finance receivables were 27.6% vs. 25.9%
  SG&A of $208.1 million; includes $4.0 million in non-recurring restructuring-related charges; adjusted SG&A[ˆ] of $204.1 million, or 19.9% of sales
  Non-cash impairment of $11.0 million related to the dealership consolidations, reported on a separate line from SG&A
  Loss per share of $16.79 and adjusted loss per share[1] of $3.71
  [1] Calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release.

President and CEO Doug Campbell commentary:

Our fourth quarter results reflect the actions we took to preserve liquidity, reduce risk, and operate within our capital structure — and you can see that in our financial performance. The year did not meet our expectations, but this is a liquidity and capital-structure story, not a credit-quality one.

On credit, our charge-off ratio ticked up to 7.5% in the fourth quarter, from 6.9% a year ago. Part of that is simply a smaller book — with fewer new loans, our finance receivables are about 6.4% smaller than a year ago, and a smaller balance raises the percentage. The rest reflects our customers paying more at the pump for much of the year, along with some disruption from our dealership consolidations — and we're watching both closely. Underlying credit behavior has been relatively stable, even against those pressures.

With respect to our dealership consolidations, the customer accounts from our closed stores moved to stronger nearby locations, or to a centralized collections team we built for the first time earlier this year — a way to serve accounts where the nearest store was no longer a practical fit. That was the right call for the business. It was also a hard one for the associates affected, and I don't want that to get lost in the numbers. We've worked to handle it the right way, with severance pay and assistance in helping those associates find their next role.

On June 19, 2026, we amended our credit agreement with our senior secured term loan lenders. The amendment gives us covenant relief and a defined window to complete our previously disclosed review of strategic and financing alternatives. It also sets specific milestones we are required to satisfy and meeting them is central to the path forward. You'll also see a going-concern disclosure in our Form 10-K. It's because we have not yet secured the additional financing or alternative transaction needed to resolve our liquidity constraint. An independent review is underway to assess a wide range of alternatives to get this right for the people who depend on us: our creditors, shareholders, customers, vendors, and associates.

To our customers: our job every day is still to keep you on the road, and that continues without interruption. To our vendors and associates: I know there are a lot of questions right now, and I'm not going to pretend otherwise. It takes what it takes to work through this the right way, and that's where our focus is. To our shareholders: I know this has been a difficult and uncertain period, and you have every right to expect us to work through it with urgency and discipline. That is exactly what this team and this Board are doing. Thank you for staying with us through a hard year. We do not take it for granted.

Fiscal year 2026 Key Operating Metrics

Dollars in thousands, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Consolidated Total Revenue

-7.9%
$1,281,502
$1,390,932
FY26
FY25

Gross Margin

-120 bps
35.5%
36.7%
FY26
FY25

Average Retail Sales Price per Unit

$20,064
$2,446
$17,618
$19,398
$2,083
$17,315
FY26
FY25
Vehicle Sales Price
Ancillary Sales Price

Average Ancillary Product Sales Price per Unit

$2,446
$704
$1,742
$2,083
$614
$1,469
FY26
FY25
Avg. Accident Protection Plan
Avg. Service Contracts

SG&A

+10.1%
$208,084
$188,921
FY26
FY25

Net Charge-Offs

+170 bps
27.6%
25.9%
FY26
FY25

Fourth Quarter Business Review

Note: Discussions in each section provide information for the fourth quarter of fiscal year 2026, compared to the fourth quarter of fiscal year 2025, unless otherwise noted.

SALES VOLUME – Retail units sold decreased 27.1% to 11,411 units when compared to the prior year's quarter. These results were driven primarily by lower inventory levels — the result of the reduced availability of origination capital and reduced inventory purchases to preserve capital — and, to a lesser extent, the earlier store consolidations completed in the third quarter.

Sales volumes during the quarter are not indicative of underlying consumer demand. Lead indicators for demand remained robust throughout the quarter.

TOTAL REVENUE – Total revenue for the quarter was $302.8 million, a decrease of 18.2% year-over-year. The decline was driven by lower retail unit volume — consistent with the reduction in inventory purchases and the earlier store consolidations discussed above — partially offset by a 5.7% increase in the average retail sales price to $20,138. Interest income was largely stable, decreasing 0.5% to $60.2 million.

GROSS PROFIT – Gross profit margin as a percentage of sales was 31.2%, compared to 36.4% in the prior year quarter. Total gross profit per retail unit sold decreased by 8.1% to $6,627. Most of the decline reflected lower origination volume, which reduced the share of higher-margin retail sales relative to wholesale volume, as well as fixed charges within cost of sales that do not scale down with lower sales volume.

SG&A EXPENSE – SG&A expenses totaled $47.6 million for the quarter, or 19.6% of sales, compared to $48.3 million and 15.6% of sales in the prior year quarter. The current quarter included approximately $4.0 million in non-recurring restructuring charges related primarily to our capital structure strategic review. Excluding these items, adjusted SG&A (non-GAAPˆ) was $43.6 million, or 18.0% of sales.

The Company continued to make progress on its footprint optimization initiative. During the quarter, the Company consolidated 42 dealership locations into nearby, higher-performing dealerships, and consolidated some customer accounts into a centralized collections team. Including the Company's Q3 reductions in footprint, this reduced the Company's active dealership count from 154 at April 30, 2025 to 94 at April 30, 2026. The Company remains committed to adjusting its SG&A to match anticipated sales volumes.

IMPAIRMENT – The Company recognized $6.4 million of non-cash impairment during the quarter and $11.0 million for the full year, related to long-lived assets at the dealership locations consolidated during fiscal 2026. These charges are reported on a separate line from SG&A and have no impact on cash flow or liquidity.

CREDIT AND UNDERWRITING PERFORMANCE – Net charge-offs as a percentage of average finance receivables were 7.5%, compared to 6.9% in the prior year quarter. The increase in the ratio partly reflects the contraction in the receivables base — the principal balance of finance receivables declined 6.4% compared to the prior year quarter as management moderated originations due to liquidity constraints. Adjusting for that smaller base, net charge-offs would have been lower, with only a modest increase related to continued fuel and cost-of-living pressure on the Company’s customers, and not to any change in underwriting standards.

Total collections were $185.7 million, down 2.8% from the prior year quarter, reflecting the smaller receivables base; average collected per active customer per month improved to $617 from $612, aided by the Company's Pay Your Way digital payment platform, through which approximately 64% of payment transactions are now processed remotely.

Accounts over 30 days past due were 4.1% at year-end, up from 3.4% a year ago but down sequentially from 4.4% at January 31, 2026. The sequential improvement is notable, as the fourth quarter absorbed additional store closures that would ordinarily push delinquencies higher, while the January 31 reading was itself elevated by Winter Storm Fern and the third-quarter store closures. The year-end measure was further affected by the timing of the April closures — when accounts were being moved to nearby stores and to the centralized collections team — and by the smaller receivables base against which delinquency is calculated.

Car-Mart's disciplined underwriting approach continues to strengthen its receivables portfolio, with the highest credit-tier customers now representing 66.6% of accounts receivable, up from 64.6% in the prior year quarter.

ALLOWANCE FOR CREDIT LOSSES – The allowance for credit losses was $329.9 million at April 30, 2026, or 25.15% of finance receivables, net of deferred revenue and pending accident protection plan claims, compared to 23.25% at April 30, 2025 and 25.53% at January 31, 2026.

The year-over-year increase primarily reflects the broader macroeconomic environment, rather than a change in underlying credit behavior, and the reduction in finance receivable originations undertaken to preserve liquidity. These effects were partially offset by portfolio mix shifts, including the growing share of receivables originated under our loan origination system (LOS) and those added through dealership locations acquired during fiscal year 2025. The modest sequential decline from January 31 reflects the contraction in the receivables base and stable underlying credit trends. Management considers the allowance adequate to reflect the risk profile of the portfolio at April 30, 2026.

LEVERAGE & LIQUIDITY – Total debt declined to $722.4 million, a reduction of $54.4 million, or 7.0%, from $776.8 million at April 30, 2025. Total debt, net of cash (non-GAAP1), declined to $590.7 million, a reduction of $61.5 million, or 9.4%, from $652.2 million at April 30, 2025. Debt to finance receivables was 51.1% at April 30, 2026, compared to 51.5% at April 30, 2025. Net debt to finance receivables (non-GAAP1) was 41.8% at April 30, 2026, the lowest level in three years — since April 30, 2023.

Total cash, including restricted cash, increased to $131.6 million at April 30, 2026, compared to $124.5 million at April 30, 2025. Unrestricted cash, which is available to fund operations and capital needs, was $47.0 million at April 30, 2026, up from $9.8 million a year earlier under the Company’s prior asset-based facility. Absent a revolving credit facility, preserving unrestricted liquidity remains a primary focus. The Company has taken deliberate steps to align its cost structure with available capital, including the store footprint rationalization discussed earlier. Total debt decreased to $722.4 million from $776.8 million at April 30, 2025, and total debt, net of total cash, (non-GAAPˆ) decreased to $590.7 million from $652.2 million at April 30, 2025.

CAPITAL STRUCTURE – On June 19, 2026, we entered into an amendment to our Credit and Guaranty Agreement with our lending group, which provides covenant relief and a defined runway that will give the Company – with the guidance of the Special Committee – time to evaluate a full range of financing and strategic options available. As of the June 30, 2026 testing date under the amendment, the Company was in compliance with all applicable covenants, and it remains in compliance as of the date of this release. We view the amendment as a constructive step in improving our capital structure, reflecting our lenders’ continued engagement while also giving us the time to fully review the strategic alternatives available. The Company remains focused on the interests of its lenders, shareholders, associates, customers, and vendors as it evaluates the alternatives available.

The Company’s work ahead is focused on translating asset value into a sustainable funding restructure, either through a warehouse facility, a recapitalization, or another financing transaction, and the amendment gives the Company the time to pursue that in an orderly and thoughtful manner. Securing an additional readily available financing source, such as a revolving warehouse facility or other potential debt facility, remains the critical next step in restoring origination capacity and would provide bridge financing between origination and securitization that allows the Company to fully serve customer demand and restore sales volume. The Company cannot assure, however, that it will be able to secure any such financing on acceptable terms, or at all, or that the review of strategic and financing alternatives will result in any transaction or other outcome favorable to the Company or its stockholders.

GOING CONCERN – In accordance with ASC 205-40, the Company's substantial indebtedness, its liquidity position, and the uncertainties associated with satisfying the milestones under the amendment to its Credit and Guaranty Agreement and securing additional financing raise substantial doubt about its ability to continue as a going concern within one year after the consolidated financial statements are issued. Management's plans to address these conditions have not been fully implemented and do not alleviate that doubt. The financial statements have been prepared on a going-concern basis and include no related adjustments. See Note B (Liquidity and Going Concern) in the Company's Form 10-K.

INTEREST EXPENSE – Interest expense for the quarter was $20.0 million, an increase of $2.6 million, or 15.1%, compared to $17.4 million in the prior year quarter. The increase reflects the full-quarter impact of the $300 million term loan closed in October 2025 and the December 2025 asset-backed securitization (ABS) transaction. Subject to the attainment of additional financing to support the Company’s operations, the Company's transition to residual ABS structures and continued capital structure refinements are expected to improve the Company’s cost of funds over time.

INCOME TAXES – In fiscal 2026, the Company recorded an income tax provision of $31.1 million for the full year, an effective rate of (28.8)%, despite a pre-tax loss for the year. The provision was driven principally by the non-cash valuation allowance established in the third quarter against the deferred tax asset associated with net operating losses at Colonial Auto Finance.

1The calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release.

Key Operating Results

	Three Months Ended
	April 30,

	2026	2025	Change
Operating Data:
Retail units sold	11,411	15,649	(27.1)%
Average number of dealerships in operation	128	154	(16.9)%
Average retail units sold per dealerships per month	29.7	33.9	(12.4)%
Average retail sales price	$20,138	$19,049	5.7%
Total gross profit per retail unit sold	$6,627	$7,209	(8.1)%
Total gross profit percentage	31.2%	36.4%	(520)	bps
Same dealership revenue growth	(6.1)%	(3.9)%
Net charge-offs as a percent of average finance receivables	7.5%	6.9%	60	bps
Total collected (principal, interest and late fees), in thousands	$185,710	$191,114	(2.8)%
Average total collected per active customer per month	$617	$612	0.8%
Average percentage of finance receivables-current (excl. 1-2 day)	73.2%	80.2%	(700)	bps
Average down-payment percentage	6.1%	6.2%	(10)	bps

	Twelve Months Ended
	April 30,

	2026	2025	Change
Operating Data:
Retail units sold	48,891	57,022	(14.3)%
Average number of dealerships in operation	146	154	(5.2)%
Average retail units sold per dealerships per month	27.9	30.9	(9.7)%
Average retail sales price	$20,064	$19,398	3.4%
Total gross profit per retail unit sold	$7,442	$7,368	1.0%
Total gross profit percentage	35.4%	36.7%	(130)	bps
Same dealership revenue growth	(2.2)%	(5.0)%
Net charge-offs as a percent of average finance receivables	27.6%	25.9%	170	bps
Total collected (principal, interest and late fees), in thousands	$730,048	$714,102	2.2%
Average total collected per active customer per month	$591	$575	2.7%
Average percentage of finance receivables-current (excl. 1-2 day)	76.3%	81.4%	(510)	bps
Average down-payment percentage	5.1%	5.5%	(40)	bps

Period End Data:
Dealerships open	94	154	(39.0)%
Accounts over 30 days past due	4.1%	3.4%
Active customer count	97,696	104,682	(6.7)
Principal balance of finance receivables (in thousands)	$1,413,059	$1,509,154	(6.4)
Weighted average total contract term	49.0	48.3	1.4

Conference Call and Webcast

The Company will hold a conference call to discuss its quarterly results on Tuesday, July 14, 2026, at 9:00 a.m. ET. Participants may access the conference call via webcast using this link: Webcast Link. To participate via telephone, please register in advance using this Registration Link. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial in 10 minutes prior to the start time. A replay and transcript of the conference call and webcast and related supplemental information will be available on-demand via the Company’s investor relations webpage at ir.car-mart.com for 12 months from July 14, 2026.

About America's Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). Specifically, we present as non-GAAP financial measures in this news release adjusted SG&A as a percentage of sales; adjusted earnings (loss) per share; total debt, net of total cash; and the ratio of debt, net of cash, to finance receivables. These non-GAAP measures are provided as supplemental measures to evaluate operating performance, cost structure, and leverage, and portfolio economics and to facilitate period-to-period comparisons that may be impacted by non-recurring or non-cash items. We believe investors benefit from referring to these non-GAAP measures and ratios in assessing our leverage, balance sheet risk, operating results and related trends, and when planning and forecasting future periods.

These measures should not be considered in isolation or as substitutes for reported GAAP results, as they may include or exclude certain items relative to similar GAAP-based measures and may not be comparable to similarly titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in our publicly filed reports in their entirety and not rely solely on any one financial measure or communication. The most directly comparable GAAP financial measures, as well as reconciliations to those measures, are presented in the tables accompanying this release.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future events, objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations and projections regarding future financial and operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “project,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  the Company's ability to continue as a going concern;
  the Company's review of strategic and financing alternatives and the potential outcomes of that review;
  the covenant relief and waivers under, and the Company's ability to satisfy the milestones and other conditions of, the June 19, 2026 amendment to the Company’s Credit and Guaranty Agreement;
  the Company's liquidity and its efforts to preserve liquidity, including the curtailment of inventory purchases and finance receivable originations;
  future earnings performance;
  the availability of capital, including through income from operations and securing additional financing to sustain and supplement operating cash flows through additional securitization transactions, warehouse credit facilities, or other sources, and the Company's ability to consummate such financing transactions;
  the benefits of recent or future changes to the Company’s capital structure;
  operational infrastructure investments;
  technological investments and initiatives;
  the impact of cost reduction and dealership footprint optimization initiatives on operating performance and customer service levels;
  the Company's ability to execute its business plan; and
  the Company’s business, operating and growth strategies and expectations.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results and events could differ materially from those projected in these forward-looking statements. Factors that may cause actual results or events to differ materially from the Company’s projections include, but are not limited to:

  the existence of substantial doubt about the Company's ability to continue as a going concern, and the effects of that disclosure on the Company's relationships with customers, associates, suppliers, lenders and other stakeholders;
  the Company's ability to satisfy the milestones and other conditions of the June 19, 2026 amendment to its Credit and Guaranty Agreement, to extend the related covenant relief and waiver period, and to obtain further waivers, covenant relief, forbearance or financing from its lenders on acceptable terms, or at all;
  the outcome of the Company's review of strategic and financing alternatives, including the risk that the review does not result in any transaction, results in a transaction on unfavorable terms, or is not completed in a timely manner, and the costs, timing and uncertainties associated with the review and related advisory engagements;
  the Company's substantial level of indebtedness and its ability to service that indebtedness, and the risk that its indebtedness could be accelerated (including under cross-default or cross-acceleration provisions) and that the Company would not have sufficient liquidity to repay it;
  the Company's ability to fund finance receivable originations, vehicle inventory purchases, debt service and operating expenses, including its ability to establish a warehouse credit facility and to continue to complete asset-backed securitization transactions;
  the curtailment of the Company's vehicle inventory purchases and finance receivable originations and the effect of that curtailment on the Company's sales, revenues and collections;
  the Company's changes to customer collection practices, including the transition to a centralized collections model and the transfer of customer accounts to dealerships located farther from customers' prior collection locations and the effect of the change on collections, revenues, and customer relationships;
  the potential need for the Company to seek protection under applicable bankruptcy or insolvency laws;
  the possibility that holders of the Company's common stock could experience a significant or complete loss of their investment, including as a result of any restructuring, recapitalization, or dilutive issuance of equity or equity-linked securities;
  the Company's ability to maintain compliance with the continued listing requirements of, and the continued listing of its common stock on, the Nasdaq Stock Market;
  the diversion of management's attention from ordinary-course operations as a result of the strategic review and the Company's liquidity and capital-structure matters;
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels and inflationary pressure on operating costs;
  the availability of quality used vehicles at prices that will be affordable to the Company’s customers, including the impacts of changes in new vehicle production and sales;
  the availability of and access to capital through warehouse credit facilities, securitization financings or other debt or equity financing on terms acceptable to the Company, and any increase in the cost of capital, to support the Company’s business;
  the Company’s ability to consummate debt or equity financing transactions on terms acceptable to the Company;
  the Company’s compliance with financial covenants and other terms of its senior secured term loan, non-recourse notes payable, and any future debt facilities;
  the Company’s ability to underwrite and collect its contracts effectively, including whether anticipated benefits from the Company’s recently implemented loan origination system are achieved as expected or at all;
  competition;
  dependence on existing management;
  ability to attract, develop, and retain qualified general managers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  future shutdowns of the federal government or changes to federal or state government assistance programs impacting the Company’s customers;
  the ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity;
  the ability to identify and obtain favorable locations for new or relocated dealerships at reasonable cost;
  the ability to successfully transition customers and inventory from underperforming dealerships to nearby more productive dealerships as part of the Company’s footprint optimization strategy;
  the ability to successfully identify, complete and integrate new acquisitions;
  the occurrence and impact of any adverse weather events or other natural disasters affecting the Company’s dealerships or customers;
  the Company's ability to maintain effective internal control over financial reporting following the remediation of its previously identified material weakness, and to design, implement, and maintain effective disclosure controls and procedures;
  the potential dilutive impact of outstanding warrants to purchase the Company's common stock, if exercised, and of any other future issuances of the Company's equity securities; and
  potential business and economic disruptions and uncertainty that may result from any future public health crises and any efforts to mitigate the financial impact and health risks associated with such developments.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Jonathan Collins
Chief Financial Officer
(479) 464-9944
InvestorRelations@car-mart.com

SM Berger & Company
Andrew Berger, Managing Director
andrew@smberger.com
(216) 464-6400

Media Contact
Rachel Chesley / Misha Ross
Car-MartComms@fticonsulting.com

America's Car-Mart
Consolidated Results of Operations

(Amounts in thousands, except per share data)

				As a % of Sales
	Three Months Ended			Three Months Ended
	April 30,			April 30,

	2026	2025	% Change	2026	2025
Statements of Operations:
Revenues:
Sales	$242,637	$309,702	(21.7)%	100.0%	100.0%
Interest income	60,189	60,472	(0.5)	24.8	19.5
Total	302,826	370,174	(18.2)	124.8	119.5

Costs and expenses:
Cost of sales	167,022	196,896	(15.2)	68.8	63.6
Selling, general and administrative	47,565	48,343	(1.6)	19.6	15.6
Provision for credit losses	91,914	92,962	(1.1)	37.9	30.0
Interest expense	19,993	17,373	15.1	8.2	5.6
Impairment expense	6,382	-	-	2.6	-
Depreciation and amortization	1,926	1,947	(1.1)	0.8	0.6
(Gain) loss on disposal of property and equipment	(235)	175	(234.3)	(0.1)	0.1
Total	334,567	357,696	(6.5)	137.9	115.5

Income (Loss) before taxes	(31,741)	12,478		(13.1)	4.0

Provision (benefit) for income taxes	(2,176)	1,843		(0.9)	0.6

Net income (loss)	$(29,565)	$10,635		(12.2)	3.4

Dividends on subsidiary preferred stock	(10)	(10)

Net income (loss) attributable to common shareholders	$(29,575)	$10,625

Earnings (Loss) per share:
Basic	$(3.56)	$1.29
Diluted	$(3.56)	$1.26

Weighted average number of shares used in calculation:
Basic	8,303,434	8,260,468
Diluted	8,303,434	8,428,197

America's Car-Mart
Consolidated Results of Operations

(Amounts in thousands, except per share data)

				As a % of Sales
	Twelve Months Ended			Twelve Months Ended
	April 30,			April 30,

	2026	2025	% Change	2026	2025
Statements of Operations:
Revenues:
Sales	$1,027,813	$1,146,208	(10.3)%	100.0%	100.0%
Interest income	253,689	244,724	3.7	24.7	21.4
Total	1,281,502	1,390,932	(7.9)	124.7	121.4

Costs and expenses:
Cost of sales	663,981	726,055	(8.5)	64.6	63.3
Selling, general and administrative	208,084	188,921	10.1	20.2	16.5
Provision for credit losses	419,230	374,559	11.9	40.8	32.7
Interest expense	74,494	70,650	5.4	7.2	6.2
Impairment expense	11,016	-	-	1.1	-
Loss on extinguishment of debt	4,476	-	-	0.4	-
Depreciation and amortization	8,207	7,647	7.3	0.8	0.7
(Gain) loss on disposal of property and equipment	(5)	299	(101.7)	-	-
Total	1,389,483	1,368,131	1.6	135.2	119.4

Income (Loss) before taxes	(107,981)	22,801		(10.5)	2.0

Provision (benefit) for income taxes	31,130	4,869		3.0	0.4

Net income (loss)	$(139,111)	$17,932		(13.5)	1.6

Dividends on subsidiary preferred stock	(40)	(40)

Net income (loss) attributable to common shareholders	$(139,151)	$17,892

Earnings (Loss) per share:
Basic	$(16.79)	$2.38
Diluted	$(16.79)	$2.33

America's Car-Mart
Condensed Consolidated Balance Sheet and Other Data

(Amounts in thousands, except per share data)

	April 30,	April 30,
	2026	2025

Cash and cash equivalents	$46,962	$9,808
Restricted cash from collections on auto finance receivables	$84,684	$114,729
Finance receivables, net	$1,079,167	$1,180,673
Inventory	$54,074	$112,229
Total assets	$1,416,840	$1,606,474
Senior Secured Notes Payable, net	$263,681	$-
Revolving lines of credit, net	$-	$204,769
Non-recourse notes payable, net	$458,685	$572,010
Treasury stock	$298,517	$298,220
Total equity	$445,656	$569,522
Shares outstanding	8,305,520	8,263,280
Book value per outstanding share	$53.71	$68.97

Allowance for credit losses	(329,901)	(323,100)

Allowance as % of principal balance net of deferred revenue	25.15%	23.25%

Changes in allowance for credit losses:
	Twelve Months Ended
	April 30,
	2026	2025
Balance at beginning of period	$323,100	$331,260
Provision for credit losses	419,230	374,559
Charge-offs, net of collateral recovered	(412,429)	(382,719)
Balance at end of period	$329,901	$323,100

America's Car-Mart
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Twelve Months Ended
	April 30,
	2026	2025

Operating activities:
Net loss	$(139,111)	$17,932
Provision for credit losses	419,230	374,559
Losses on claims for accident protection plan	36,276	34,525
Loss on extinguishment of debt	2,726	-
Depreciation and amortization	8,207	7,647
Finance receivable originations	(952,451)	(1,075,080)
Finance receivable collections	477,730	469,379
Inventory	180,287	114,573
Deferred accident protection plan revenue	(6,518)	(378)
Deferred service contract revenue	(10,313)	(7,158)
Income taxes, net	(4,975)	4,409
Deferred income taxes	27,061	-
Impairment of assets	11,016
Other	15,794	10,828
Net cash provided by (used in) operating activities	64,959	(48,764)

Investing activities:
Purchase of investments	-	(7,527)
Purchase of property and equipment and other	(1,810)	(3,890)
Proceeds from sale of property and equipment	289	42
Net cash used in investing activities	(1,521)	(11,375)

Financing activities:
Issuance of common stock	218	74,106
Purchase of common stock	(297)	(434)
Dividend payments	(40)	(40)
Change in cash overdrafts	(1,289)	466
Debt issuance costs	(20,252)	(9,006)
Non-recourse notes payable, net	(113,821)	18,558
Revolving line of credit, net	(207,098)	6,579
Loss on extinguishment of debt	(1,750)	-
Issuance of senior secured notes payable	288,000	-
Net cash provided by (used in) financing activities	(56,329)	90,229

Increase in cash, cash equivalents, and restricted cash	$7,109	$30,090

America's Car-Mart
Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)

Calculation of Adjusted SG&A as Percentage of Sales:
	Three Months Ended	Three Months Ended
	April 30,	April 30,
	2026	2025
Sales	242,637	309,702

Selling, general and administrative	47,565	48,343
Restructuring-related charges(1)	3,961	-
Adjusted selling, general and administrative	43,604	48,343

Adjusted SG&A as a percentage of sales	18.0%	15.6%

America's Car-Mart
Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)

Calculation of Adjusted Loss Per Share:
	Three Months Ended	Twelve Months Ended
	April 30,	April 30,
	2026	2026
Net loss attributable to common shareholders (A)	$(29,575)	$(139,151)

Loss on extinguishment of debt adjustment(1)	-	4,476
Credit loss impact of allowance percentage adjustment	24,927	54,932
Impairment of assets impacted by lot closures and non-core adjustments(1)	6,382	11,016
Restructuring-related charges(1)	3,961	3,961
Pre-tax impact of adjustments (B)	35,270	74,385
Tax effect of adjustment [effective tax rate of (28.83)%] (C)	(10,168)	(21,445)
Tax impact of deferred tax asset valuation allowance (D)	8,444	55,454
Post-tax impact of adjustments (B+C+D)	33,546	108,394

Adjusted net loss attributable to common shareholders (A+(B+C+D))	3,971	(30,757)

Weighted average shares outstanding	8,303	8,289
Adjusted loss per share	$0.48	$(3.71)
Diluted earnings (loss) per share (GAAP)(2)	$(3.56)	$(16.79)
Diluted earnings (loss) per share impact of adjustments	$(4.04)	$(13.08)

(1)The Company recorded certain one-time items in each quarter that did not recur in the other period; as a result, the non-GAAP adjustments reflected in each reconciliation may differ between period.

(2)Diluted earnings (loss) per share for the current quarter was the same as basic earnings (loss) per share because the net loss makes potential common stock equivalents anti-dilutive.

America's Car-Mart
Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)

Calculation of Debt, Net of Total Cash, to Finance Receivables:
	April 30, 2026	April 30, 2025
Debt:
Senior Secured Notes Payable, net	$263,681	$-
Revolving lines of credit, net	-	204,769
Notes payable, net	458,685	572,010
Total debt	$722,366	$776,779

Cash:
Cash and cash equivalents	$46,962	$9,808
Restricted cash	84,684	114,729
Total cash, cash equivalents, and restricted cash	$131,646	$124,537

Debt, net of total cash	$590,720	$652,242

Principal balance of finance receivables	$1,413,059	$1,509,155

Ratio of debt to finance receivables	51.1%	51.5%
Ratio of debt, net of total cash, to finance receivables	41.8%	43.2%

An infographic accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/3b6126a8-73d1-4d31-b313-55bae12bee31